Exhibit 23.3

Consent of Independent Auditor

We hereby consent to the use in the prospectus constituting a part of this Registration Statement of our report dated February 29, 2024, relating to the financial statements of Delta Automotive Services, Inc., and Affiliates, which is contained in that prospectus.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BKC, CPAs, PC

Flemington, New Jersey

April 10, 2024